                                                                    EXHIBIT 10.2

                              SEPARATION AGREEMENT

     This Separation Agreement (this "Agreement") is entered into as of November 6, 1998 (the "Effective Date") by STEVEN L. SPERRY (hereinafter referred to as "Sperry") and PRIMUS KNOWLEDGE SOLUTIONS, INC. (hereinafter referred to as the "Company").

                                    RECITALS

     A. Sperry has served as Chairman of the Board ("Chairman") and as a director, officer and employeeof the Company.

     B. Sperry and the Company wish to enter into an agreement setting forth the terms under which his employment and other services for the Company will terminate.

     C. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.   TERMINATION DATE AND RESPONSIBILITIES

     Sperry's service as Chairman and a director and employee of the Company will terminate effective at 12:01 a.m. on the Effective Date, and Sperry shall submit to the Company simultaneous with the execution and delivery of this Agreement a written resignation of his positions as an officer and director and employee of the Company. From and after the Effective Date, Sperry shall no longer be an officer or director or employee of the Company, and shall have no further duties as such; provided, however, that with respect to minutes of board meetings which Sperry attended while a director and which have not yet been reviewed and approved by the board of directors in ordinary course, Sperry shall have the opportunity to review and make comments upon such minutes. As of the Effective Date, Sperry's employment with the Company will terminate and he will have no further employment responsibilities to the Company. Company will, in the ordinary course of its payroll cycles, compute and pay to Sperry amounts due in consideration of accrued but unused vacation time.

2.   CIRCUMSTANCES OF TERMINATION

     Sperry and the Company agree that Sperry will resign from the Company and that for all future purposes they will acknowledge Sperry's termination of employment and board service as a voluntary resignation. The Company shall, after consultation with Sperry, disseminate an announcement concerning Sperry's voluntary resignation to (a) the Company's employees, (b) the Company's customers and (c) the Company's shareholders.

3.   SEVERANCE PAYMENT

     The Company shall pay Sperry Seventy Five Thousand Dollars ($75,000) severance pay, less withholding of such taxes and amounts which are required by law.

4.   COBRA Benefits

     The Company and Sperry acknowledge Sperry's right to self-pay medical benefits under COBRA if he elects to do so.

5.   STOCK OPTIONS

     5.1  Status of Stock Options

     Sperry and the Company acknowledge and agree that the stock options held by Sperry, and the status thereof, are as set forth in this Section 5:

     (a) Options to purchase 495,000 shares of common stock at an exercise price of $.29425 per share granted to Sperry on November 26, 1993, as listed in Exhibit A, shall expire on November 26, 1998 in accordance with their terms and the terms of the stock option plan under which such options were granted, unless Sperry exercises such options before expiration.

     (b) Options to purchase 399,999 shares of common stock at an exercise price of $.75 per share granted to Sperry on June 12, 1995, as listed in Exhibit A, are fully vested and exercisable as of the date hereof, and options to purchase 200,000 shares of common stock at an exercise price of $1.00 per share granted to Sperry on August 15, 1995, as listed in Exhibit A, are partially vested (50%) as of the date hereof and shall become fully vested and exercisable on January 1, 1999 in accordance with their terms and the terms of the stock option plan under which such options were granted. The 90-day post-termination exercise period specified in such plan shall commence on the Effective Date in accordance with the plan with respect to all options listed in this paragraph.

     (c) The options to purchase 350,000 shares of common stock at an exercise price of $1.00 per share granted to Sperry on December 19, 1997, as listed in Exhibit B, shall terminate on the Effective Date in accordance with their terms and the terms of the stock option plan under which such options were granted.

     (d) Options to purchase 1,977,843 shares of common stock at an exercise price of $1.00 per share granted to Sperry on December 19, 1997, as listed in Exhibit B, shall expire on the fifth anniversary of the Effective Date in accordance with their terms and the terms of the stock option plan under which such options were granted, unless Sperry exercises such options before expiration.

     (e) This Agreement confirms the termination pursuant to resolutions of the of Board of Directors of the Company dated December 19, 1997 (the " 12/97 Resolutions") of 1,977,843 options previously awarded to Sperry, and the award under the 12/97 Resolutions of (i) a non-qualified stock option to Sperry to acquire 1,977,843 shares of the Company's Common Stock, at an exercise price of $1.00 per share, and (ii) a non-qualified stock option to Sperry to acquire 350,000 shares of the Company's Common Stock, at an exercise price of $1.00 per share, all as more particularly described in the 12/97 Resolutions. This Agreement shall serve as the Option Termination Agreement referred to in the 12/97 Resolutions.

     5.2  Acknowledgment Regarding Stock Options

     Sperry hereby acknowledges that, other than this Agreement, there are no agreements or commitments between him and the Company, other than the provisions contained in the applicable stock options plans under which his options were granted and in any stock option agreements delivered to Sperry in connection therewith, concerning the vesting or other terms of his options. The Company hereby acknowledges that Sperry has stated that he presently intends to exercise all vested but unexercised options held by him, within the option exercise periods referenced above. The Company covenants that it will comply with its obligations under the applicable Stock Option Agreements and Stock Option Plans. Nothing in this Agreement shall obligate the Company or any plan administrator under such plans to exercise any discretion granted to it under such plans to the detriment of the Company (for example, but without limitation, (a) the Company shall be under no obligation to accept any non-cash consideration for the exercise of stock options, if the acceptance of such consideration would cause the Company to incur any financial charge, and (b) the Company shall be under no obligation to exercise any discretion if, in consequence, in the opinion of the Company's accountants, such exercise would render unavailable to the Company any "pooling of interest" accounting).

6.   NONDISPARAGEMENT

     6.1  Nondisparagement by the Company

     The Company hereby agrees that it will not make, and it will use reasonable efforts to prevent its present and future affiliates, directors and employees from making, any false, misleading, disparaging, or negative representations or statements with regard to Sperry or his abilities, business practices, judgments, decisions or employment by the Company; provided, however, that the Company may (a) inform others of the dates of Sperry's employment by the Company, his rate of pay and the existence and terms of the Information Agreement (as defined below), (b) take any action it deems necessary or appropriate to enforce its rights under this Agreement and the Information Agreement and (c) make any disclosures required by law.

     6.2  Nondisparagement by Sperry

     Sperry hereby agrees that he will not make, and he will use reasonable efforts to prevent his present and future affiliates, employers, employees and family members from making, any false, misleading, disparaging or negative representations or statements with regard to the Company or its business, business practices, products, services, policies, judgments, decisions, officers, directors or employees; provided, however, that Sperry may (a) inform others of the dates of Sperry's employment by the Company, his rate of pay and the existence and terms of the Information Agreement (as defined below), (b) take any action he deems necessary or appropriate to enforce his rights or defend his actions under this Agreement and the Information Agreement and (c) make any disclosures required by law.

7.   CONFIDENTIALITY OF AGREEMENT

     Sperry and Company agree that, except to the extent required by applicable law and financial disclosures in accordance with GAAP, each of them will keep the terms of this Agreement completely confidential, and that neither of them will disclose any information concerning this Agreement or its terms to anyone other than their respective legal counsel, and/or financial advisors, and in the case of Sperry, Sperry's immediate family, all of whom will be informed of and bound by this confidentiality clause; provided, however, that Sperry shall in appropriate circumstances disclose the limitations that the Information Agreement place on him.

8.   ENTIRE AGREEMENT; AMENDMENT

     This Agreement sets forth the entire understanding between Sperry and the Company and supersedes any prior agreements or understanding, express or implied, pertaining to the terms of his employment with the Company and the termination of the employment relationship. Sperry acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. This Agreement may not be modified or amended except by a written instrument executed by both parties.

9.   SUCCESSORS AND ASSIGNS

     This Agreement is binding on the heirs, successors, representatives and assigns of each party.

10.  SEVERABILITY; HEADINGS

     If any provision of this Agreement is held to be invalid, then such invalidity shall not render invalid the remainder of this Agreement or the remainder of which such invalid provision is a part. If any provision is so broad as to be held unenforceable, then such provision shall be interpreted to be only so broad as is enforceable. The captions and headings are inserted in this Agreement for convenience only, and shall not be deemed to limit or describe the scope or intent of any provision of this Agreement.

11.  COUNTERPARTS

     This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same agreement.

12.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the state of Washington without application of the principles of conflicts of laws.

                      [This space intentionaly left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

PRIMUS KNOWLEDGE SOLUTIONS, INC.

/s/ ELIZABETH J. HUEBNER                   /s/ STEVEN L. SPERRY
---------------------------------          ---------------------------------
Title:  VP-CFO                             STEVEN L. SPERRY
      ---------------------------
Dated:  11/6/98                            Dated:  11/6/98
      ---------------------------                ---------------------------

                                   EXHIBIT A

                            INCENTIVE STOCK OPTIONS


GRANT DATE   TYPE   GRANTED    PRICE     EXERCISED   VESTED       CANCELED   UNVESTED   EXPIRATION DATE
  11/26/93   ISO    495,000   $0.29425           0   495,000          0          0          11/26/98
   6/12/95   ISO    399,999   $   0.75           0   399,999          0          0           6/12/05
   8/15/95   ISO    200,000   $   1.00           0   100,000          0    100,000           8/15/05

                                   EXHIBIT B

                          NON-QUALIFIED STOCK OPTIONS


 GRANT DATE    TYPE    GRANTED    PRICE      EXERCISED    VESTED       CANCELED   UNVESTED     EXPIRATION DATE
  12/19/97     NQSO   1,977,843   $1.00           0      1,977,843          0            0        12/19/2007
  12/19/97     NQSO     350,000   $1.00           0              0          0      350,000        12/19/2007


November 7, 1998


HAND DELIVERED
--------------

The Board of Directors
Primus Knowledge Solutions, Inc.
c/o Mr. Tony Audino, Director
Suite 1900, 1601 Fifth Avenue
Seattle, Washington 98101

Re:  Resignation from Primus

Dear Fellow Board Members:

     I hereby resign from my positions as Chairman of the Board of Directors of Primus Knowledge Solutions, Inc. ("Primus"), as a Primus director, as an officer of Primus, and from my employment with Primus. My resignation is tendered concurrent with my execution and delivery of a Separation Agreement between myself and Primus, and is contingent upon Primus' execution of such Separation Agreement.

     Let me also take this occasion to reassure you that I have been deliberate and methodical in reviewing my entire relationship with Primus, including my obligations to Primus under the employee confidentiality agreement which I signed. Moreover, I am hereby returning to Primus all "Materials" (within the meaning of the confidentiality agreement), along with a written inventory of these returned materials. You can rest assured that I have absolutely no intention of ever misusing these materials, nor have I ever done so.

     As the founder of Primus and as an owner of the company, I thank each of you for your efforts, and wish Primus every success.

Sincerely,



Steven L. Sperry